Exhibit 4.2

Date: July 10, 2018

To:

INX Limited (the “Company”); and

Holders of INX Tokens (the “Token Holders”)

Dear Sirs,

Re: Waiver and Subordination Undertaking

WHEREAS, each shareholder of the Company holds shares of the Company (the “Shareholders”);

WHEREAS, the Company intends to issue INX Tokens (the “Tokens”) to certain persons, which Tokens may thereafter be transferred to other persons from time to time; and

WHEREAS, each Shareholder desires to subordinate certain claims or interests it may have on account of its shareholdings in the Company to each Token Claim and waive its rights in connection with the cash amount reserved in the Company’s Cash Reserve Fund as set forth below;

NOW, THEREFORE, the undersigned, a shareholder of the Company, hereby represents and warrants as follows:

1.	It irrevocably subordinates all payments by the Company on account of any Shareholders Claim to the prior satisfaction and payment in full by the Company of all Token Claims.

2.	It irrevocably waives and subordinates, to the prior satisfaction in full by the Company of any Token Claim, any claim, and undertakes that it shall not exercise any right or remedy, directly or indirectly, that it may acquire under, or as a result of the following, with respect to the cash amount reserved in the Cash Reserve Fund maintained by the Company: (i) any agreement it has with the Company; (ii) the organizational documents of the Company (including without limitation, the Memorandum and Articles of Association of the Company); or (iii) any applicable law or regulation.

3.	In the event of any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to the Company or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of the Company, or otherwise: (i) all amounts owing on account of all Token Claims shall first be paid in full, before any Shareholders Claim Payment is made; and (ii) so long as all Token Claims have not been paid in full, to the extent permitted by applicable law, any Shareholders Claim Payment to which a Shareholder would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment for the benefit of each Token Holder for application to the payment of all Token Claims.

4.	In the event that, notwithstanding the provisions of Sections 1 and 2, any Shareholders Claim Payment is received in contravention of Sections 1 and 2 by any Shareholder before all Token Claims are paid in full, such Shareholders Claim Payment shall be held in trust for the benefit of each Token Holder and shall be paid over or delivered to the Company for the benefit of each Token Holder for application to the payment in full of all Token Claims remaining unpaid to the extent necessary to give effect to Sections 1 and 2, after giving effect to any concurrent payments or distributions to each Token Holder in respect of all Token Claims.

5.	Each Shareholder hereby subordinates any claim and shall not exercise any right or remedy, directly or indirectly, that it may acquire by way of subrogation under this Waiver and Subordination Undertaking, or as a result of the application of the provisions of this Waiver and Subordination Undertaking or otherwise, unless and until all Token Claims have been paid in full.

6.	All documents and instruments evidencing any shares of the Company shall be endorsed with a legend noting that such documents and instruments are subject to this Waiver and Subordination Undertaking.

7.	It acknowledges, agrees and understands that:

a.	There may be various agreements between the Token Holders and the Company evidencing and governing the Token Claims, and each Shareholder acknowledges and agrees that such agreements are not intended to confer any benefits on such Shareholder and that no Token Holder shall have any obligation to such Shareholder or any other person to exercise any rights, enforce any remedies, or take any actions that may be available to them under such agreements.

b.	It waives, to the fullest extent permitted by law, any and all notice of the incurrence of the Token Claims or any part thereof and any right to require marshaling of assets.

c.	No right of any Token Holder to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by the Company, the Shareholders, or any other Token Holder or in connection with the such Token Holder’s Tokens or Token Purchase Agreement, regardless of any knowledge thereof such Token Holder may have or otherwise be charged with.

8.	For the purpose of this Waiver and Subordination Undertaking:

“Shareholders Claim” means all indebtedness, liabilities, obligations, or undertakings of any kind or description of the Company owing to a Shareholder in respect of any and all shares issued by the Company to such Shareholder, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Shareholders Claim Payment” means any payment or distribution by or on behalf of the Company, directly or indirectly, of assets of the Company of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of shares, as a result of any collection, sale, or other disposition of collateral, or by setoff exchange, or in any other manner, for or on account of shares of the Company.

“Token Claim” means all indebtedness, liabilities, obligations, or undertakings of any kind or description of the Company owing to any Token Holder arising out of, outstanding under, evidenced by a Token or a Token Purchase Agreement, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation any claim by a Token Holder against the Company for breaching a Token Purchase Agreement.

“Cash Reserve Fund” shall bear the meaning ascribed to it in the public offering registration statement which shall be submitted to the US Securities and Exchange Commission by the Company.

9.	This Waiver and Subordination Undertaking is entered into for the sole protection and benefit of the parties hereto, each person who is a Token Holder as of any relevant time, and their successors and assigns, and no other person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Waiver and Subordination Undertaking.

10.	It undertakes that it shall not sell, assign, or otherwise transfer any right that the undersigned have in the Company (including without limitation, shares of the Company held by the undersigned) to another party, unless such party executes a waiver in the form of this Waiver and Subordination Undertaking.

11.	It acknowledges and agrees that each Token Holder will have relied upon and will continue to rely upon this Waiver and Subordination Undertaking in purchasing INX Tokens.

12.	THIS WAIVER AND SUBORDINATION UNDERTAKING SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING NEW YORK’S CONFLICT OF LAW PRINCIPLES.

13.	EACH SHAREHOLDER HEREBY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WAIVER AND SUBORDINATION UNDERTAKING, (II) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS, AND (III) IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION THAT IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.	No amendment to any provision of this Waiver and Subordination Undertaking shall in any event be effective unless the same shall be in writing and signed by the Company, each Shareholder, and each Token Holder; and no waiver of any provision of this Waiver and Subordination Undertaking, or consent to any departure by any Shareholder therefrom, shall in any event be effective unless the same shall be in writing and signed by each Token Holder. Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

[SHAREHOLDER]

By:

Date:

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